Aearo Discloses Results of Operations

INDIANAPOLIS, January 4, 2005 - Aearo Company I (the "Company"), one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales for the year ended September 30, 2004 increased 14.7% to $362.8 million from $316.4 million in the year ended September 30, 2003. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments, the impact of the SafeWaze acquisition on March 14, 2003 and foreign currency translation. The weakness of the U.S. dollar and the SafeWaze acquisition favorably impacted net sales by $11.6 million and $4.5 million, respectively. The Safety Products segment net sales in the year ended September 30, 2004 increased 13.2% to $274.4 million from $242.3 million in the year ended September 30, 2003. The increase in net sales resulted from a 6.7% increase in organic growth, a 4.6% increase due to foreign currency translation and a 1.9% increase due to the acquisition of SafeWaze. Organic sales growth for the Safety Products segment, defined as net sales less the impact of foreign currency translation and acquisitions, has increased for nine consecutive quarters. The Company attributes this growth to an improved economy and its ability to successfully introduce new products into the markets it serves. The Safety Prescription Eyewear segment net sales in the year ended September 30, 2004 decreased slightly to $39.8 million from $40.0 million in the year ended September 30, 2003. Specialty Composites' net sales in the year ended September 30, 2004 increased 42.5% to $48.6 million from $34.1 million in the year ended September 30, 2003. The increase was primarily driven by market share gains and an improving economy driving volume increases in the precision electronics, truck, aircraft and industrial markets. The Company tracks measures such as computer and electronic production data and truck build rates to gauge the momentum in the Specialty Composites segment which has been experiencing positive sales trends in the last five quarters.

Gross profit for the year ended September 30, 2004 increased 1.9% to $155.3 million from $152.4 million for the year ended September 30, 2003. Gross profit for 2004 was adversely affected by a non-recurring charge of $17.1 million resulting from the write-up of inventory required by SFAS No. 141 as a result of the purchase of the Company by Bear Stearns Merchant Capital and the subsequent sale of such inventory. Excluding the effects of the purchase accounting adjustment, gross profit as a percentage of net sales for the year ended September 30, 2004 was 47.5% as compared to 48.2% for the year ended September 30, 2003. The slight decline in the gross profit percentage, exclusive of the non-recurring charge, is primarily due to unfavorable product mix partially offset by productivity improvements and the impact of foreign currency translation.

Operating income for the year ended September 30, 2004 decreased 26.9% to $31.2 million from $42.7 million for the year ended September 30, 2003. Operating income in 2004 included a non-recurring charge of $17.1 million resulting from the write-up of inventory and a $1.7 million increase in depreciation and amortization as required by SFAS No. 141 due to purchase accounting. Excluding the effects of the purchase accounting adjustment, operating income increased by $7.3 million and as a percentage of net sales for the year ended September 30, 2004 increased to 13.8% from 13.5% for the year ended September 30, 2003.

Interest expense, net, for the year ended September 30, 2004 increased to $26.7 million from $19.6 million for the year ended September 30, 2003. Interest expense for the year ended September 30, 2004 included the write-off of approximately $3.9 million for deferred financing fees related to the redemption of the 12.50% senior subordinated notes and the repayment of the Company's old senior bank facilities. In addition, the Company incurred an incremental 30 days of interest of $1.0 million on the 12.50% senior subordinated notes between the call date for the 12.50% senior subordinated notes and the redemption date. The balance of the increase is due to the higher level of borrowings under the Company's new credit facility and the 8.25% senior subordinated notes.

Income before the provision for income taxes for the year ended September 30, 2004 decreased to $4.5 million from $23.3 million for the year ended September 30, 2003. Income before the provision for income taxes in 2004 included a non-recurring charge of $17.1 million resulting from the write-up of inventory and a $1.7 million increase in depreciation and amortization as required by SFAS No. 141 due to purchase accounting. In addition, the Company incurred non-recurring charges of $1.5 million to call its 12.5% senior subordinated notes, $3.9 million for the write-off of deferred financing fees and $1.0 million of incremental interest incurred between the call date for the 12.50% senior subordinated notes and the redemption date. Excluding the effects of the above, income before the provision for income taxes increased by $6.4 million and as a percentage of net sales for the year ended September 30, 2004 increased to 8.2% from 7.4% for the year ended September 30, 2003.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, inventory purchase accounting adjustment, bond call premium expense and other non-cash charges, increased 15.3% to $62.3 million for the year ended September 30, 2004 from $54.0 million in the year ended September 30, 2003. A reconciliation of Adjusted EBITDA to income before provision for income taxes determined in accordance with accounting principals generally accepted in the United States of America ("GAAP") is set forth below. The increase in Adjusted EBITDA was primarily driven by organic growth in the Safety Products and Specialty Composites segments, the impact of the SafeWaze acquisition on March 14, 2003, productivity improvements and the foreign currency translation.

The Company uses Adjusted EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes Adjusted EBITDA is a useful indicator of its ability to service debt, Adjusted EBITDA should not be considered as a substitute for net income (loss) determined in accordance with GAAP as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of Adjusted EBITDA to income before provision for income taxes for the three months and nine months ended September 30, 2003 and 2004, respectively:


                                                             Years Ended
                                                            September 30,
                                                          2003           2004
Adjusted EBITDA                                    $    54,008     $     62,250

Depreciation                                            11,102           10,951
Amortization of intangibles                                267            2,873
Other non-cash charges (income), net                      163             (316)
Inventory purchase accounting                               --           17,067
Bond call premium                                           --            1,532
Restructuring                                              70)          (1,091)
Interest                                                19,456           26,744
Income before provision for income taxes           $    23,290     $      4,490

Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.

The Company has scheduled a conference call to discuss its financial results on Thursday, January 6, 2005 at 2:00 p.m. EST. The call in number is (800) 226-0630. A recording of the conference call will be available for 72 hours after the completion of the call. The recording can be accessed by dialing (800) 226-0630.

Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

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